Exhibit 99.1

Contact:
Janet Skidmore
Merck & Co., Inc.
908-423-3046
janet_skidmore@merck.com

Contact:
Elaine Grimsell Beckwith
Neurogen Corp.
203-315-4615
elaine_beckwith@nrgn.com

NEUROGEN AND MERCK FORM ALLIANCE TO DEVELOP
NEXT-GENERATION DRUGS FOR PAIN AND OTHER DISORDERS

Branford, CT and Whitehouse Station, NJ, December 1, 2003— Neurogen Corporation (Nasdaq: NRGN) and Merck & Co., Inc. (NYSE: MRK) today announced they have formed an exclusive worldwide alliance, subject to Hart-Scott-Rodino Act review, to research, develop and commercialize novel small molecule medicines which work by targeting the vanilloid receptor (VR1), a key integrator of pain signals in the nervous system. It is believed that in addition to playing a central role in many pain conditions, VR1 may also play a role in other disorders such as urinary incontinence.

The alliance enables Merck, through a subsidiary, and Neurogen to pool VR1 drug candidates previously discovered by each company and combine their ongoing VR1 programs to form a global research and development collaboration. The parties will form a joint steering committee to oversee the research collaboration. Merck will fund the research and development phases of the collaboration and will have the exclusive responsibility for the commercialization of collaboration drugs. The goal of the alliance is to rapidly provide patients with better medicines for pain and for disease states in which VR1 has been implicated.

Upon receiving regulatory approvals, the collaboration will be consummated and Merck will make a $15 million license fee payment to Neurogen and purchase $15 million of Neurogen common stock at the average market price per share for the 25 trading days preceding regulatory clearance. In addition, during the first two years of the agreement, Merck will provide Neurogen with research funding and license maintenance payments totaling $12.0 million. Merck will have the right to extend the research program for up to three additional years, subject to certain required levels of funding and certain termination rights of Neurogen. Neurogen will be eligible to receive research, development, and approval milestone payments of up to $118 million for the successful commercialization of a collaboration drug for a single therapeutic indication. Neurogen will also be eligible to receive milestone payments for the approval of additional indications and the attainment of certain sales levels. Merck will pay to Neurogen royalties on the sale of products from the collaboration.

"Neurogen and Merck have each established preeminent positions in this important new area of drug discovery," said William H. Koster, PhD, President and CEO of Neurogen. "Combining our efforts and drawing on the strength of Merck’s clinical and commercial expertise will enable us to more rapidly bring new VR1 drugs forward. Drugs acting on this target--an important integrator of pain signals--hold the promise of making a real difference in the lives of patients suffering from many inflammatory pain states. Our alliance with Merck also underscores the value of Neurogen’s proprietary discovery platform, a capability we are applying in a number of new therapeutic areas."

"We are pleased to have formed this alliance, which draws on the respective strengths of Neurogen and Merck in the important field of VR1 research," said Anthony Ford-Hutchinson, Executive Vice President, Basic Research, at Merck. We look forward to working with the Neurogen team, and believe that a joint research program will position us most effectively in efforts to advance compounds into development."

Webcast
A conference call and webcast to discuss today’s announcement will be held by Neurogen today, December 1, 2003 at 11:00 a.m. ET. The live webcast will be available in the Investor Relations section of www.neurogen.com and will be archived in the "Events Calendar & Past Event Replays" area of that section. A replay of the conference call will be available after 1:00 pm ET on December 1, 2003 and accessible through the close of business December 31, 2003. To replay the conference call, dial 888-286-8010, or for international callers 617-801-6888, and use the passcode 45160852.

About Neurogen
Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including inflammation, pain, insomnia, depression, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

Neurogen Safe Harbor Statement
The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

About Merck
Merck & Co., Inc. is a global, research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through joint ventures.

Merck Forward Looking Statement
This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statements can be guaranteed, and actual results may differ materially from those projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially is available in Item 1 of Merck's Annual Report on Form 10-K for the year ended Dec. 31, 2002, in its periodic reports on Form 10-Q and in its reports on Form 8-K (if any). Copies of these forms are available on request to Merck’s Office of Stockholder Services.

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